Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Third Quarter and First Nine Months 2023 Results

ORLANDO, FL, November 8, 2023 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the third quarter and first nine months of fiscal year 2023.

Third Quarter 2023 Highlights

•
Attendance was 7.1 million guests, a decrease of approximately 0.2 million guests or 2.8% from the third quarter of 2022.
•
Total revenue was $548.2 million, a decrease of $17.0 million or 3.0% from the third quarter of 2022.
•
Net income was $123.6 million, a decrease of $11.0 million or 8.2% from the third quarter of 2022.
•
Adjusted EBITDA[1] was $266.4 million, a decrease of $7.8 million or 2.8% from the third quarter of 2022.
•
Total revenue per capita[2] decreased 0.2% to $76.90 from the third quarter of 2022. Admission per capita[2] decreased 1.6% to $42.05 while in-park per capita spending[2] increased 1.6% to a record $34.85 from the third quarter of 2022.

First Nine Months 2023 Highlights

•
Attendance was 16.6 million guests, a decrease of 0.4 million guests or 2.1% from the first nine months of 2022.
•
Total revenue was $1,337.6 million, a decrease of $3.1 million or 0.2% from the first nine months of 2022.
•
Net income was $194.1 million, a decrease of $48.0 million or 19.8% from the first nine months of 2022.
•
Adjusted EBITDA was $563.1 million, a decrease of $11.5 million or 2.0% from the first nine months of 2022.
•
Total revenue per capita increased 1.9% to a record $80.36 from the first nine months of 2022. Admission per capita increased 1.3% to a record $44.07, while in-park per capita spending increased 2.7% to a record $36.29 from the first nine months of 2022.

Other Highlights

•
Total per capita spending was up low single-digits in October. On a comparable day over comparable day basis adjusting for the calendar shift that resulted in one less Saturday compared to prior year, the Company estimates revenue and attendance would have been up low single-digits.
•
During the third quarter, the Company repurchased 78,750 shares for an aggregate total of approximately $3.9 million, leaving approximately $38.5 million remaining under the Share Repurchase Program as of September 30, 2023.
•
During the third quarter of 2023, the Company came to the aid of 56 animals in need in the wild. The total number of animals the Company has helped over its history is more than 40,000.

“We are pleased to report another quarter of solid financial results despite the impact of unusual and significantly adverse weather in our peak operating season across most of our markets." said Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc. "Our results during the third quarter continue to demonstrate the resilience of our business, the effectiveness of our strategy and the tireless efforts of our outstanding team. We are particularly pleased to continue to see strong results from our focus, efforts and investment in our in-park offerings as we grew in-park per capita spending for the 14th consecutive quarter to a record level during the quarter. We are excited to see the continued results of our ongoing work in this area in the coming quarters into 2024. Our relentless focus on cost management also continued to deliver as we improved adjusted EBITDA margin on a year-over-year basis for the quarter. We are continuing to execute against our previously discussed cost initiatives and expect to continue to see the results of these efforts in the coming quarters into 2024,” said Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc. “I want to thank our ambassadors across our parks for their dedicated efforts to welcome and serve our guests during the busy summer season.”

“We’ve just completed another successful Halloween season at our parks featuring our award-winning Halloween events. We are pleased to have grown per capita spending in October and after adjusting for the calendar shift that resulted in one less Saturday compared to prior year, we estimate attendance and revenue would have grown as well. We are proud of the continued strength of our Halloween events and the popularity that they continue to build with our guests. As we enter the holiday season, we will begin our award-winning Christmas events at most of our SeaWorld, Busch Gardens and Sesame parks later this week. Our Christmas events feature exciting live entertainment, delicious and unique food and beverage offerings and holiday shopping for guests of all ages.

[1] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

[2] This earnings release includes key performance metrics such as total revenue per capita, admissions per capita and in-park per capita spending. See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section for definitions and further details.

"Looking beyond the holiday season into 2024, we are pleased to see 2024 revenue bookings trending up double-digit percentage ahead of prior year for both 2024 groups and our Discovery Cove property. In addition, we recently launched our best pass benefits program ever which we expect will help drive increases in pass sales and a strong pass base for next year,” continued Swanson.

“We continue to make progress on our strategic growth initiatives related to hotels, international expansion and our digital activities. We also have made meaningful incremental investments across our parks this year that we expect to fully benefit from in the coming quarters. We look forward to sharing more on these exciting and value creating initiatives and investments in the coming quarters into 2024.”

"We have proven quarter after quarter that we have a strong and resilient business model and we still have significant opportunities to improve and grow our revenue and profitability. We operate in an industry and in markets with growing demand trends over the long term and we have significant available guest capacity across our park portfolio. Our attendance levels are still below the total attendance levels we achieved in 2019 and well below our historical high attendance of approximately 25 million guests recorded in 2008. We have made significant investments in our business this year and will continue to make investments to improve the guest experience, allowing us to generate more revenue and make us a more efficient and profitable business – we expect these investments to yield highly attractive returns. And, we are planning new initiatives for next year that will make us an even stronger, more profitable and more resilient business that we expect will ultimately lead to meaningful increases in shareholder value," concluded Swanson.

The Company has announced its partial line-up of new rides, attractions, events and upgrades for 2024. This line-up includes, among others:

•
Penguin Trek, an unforgettable family launch coaster adventure at SeaWorld Orlando
•
Phoenix Rising, a suspended roller coaster at Busch Gardens Tampa Bay
•
A fully restored Loch Ness Monster coaster with all-new thematic and experiential elements at Busch Gardens Williamsburg
•
Jewels of the Sea: the Jellyfish Experience attraction at SeaWorld San Diego
•
Catapult Falls, the World's first launched flume coaster at SeaWorld San Antonio

The Company’s results of operations for the first nine months of fiscal 2023 and 2022 continued to be impacted by the global COVID-19 pandemic due in part to a decline in international attendance from historical levels.

Third Quarter 2023 Results

In the third quarter of 2023, the Company hosted approximately 7.1 million guests, generated total revenues of $548.2 million, net income of $123.6 million and Adjusted EBITDA of $266.4 million. Attendance decreased approximately 207,000 guests when compared to the third quarter of 2022. The decrease in attendance was primarily due to significantly adverse weather, including some combination of unusual heat and/or rain, across most of our markets, including during peak visitation periods.

The decrease in total revenue of $17.0 million compared to the third quarter of 2022 was primarily a result of a decline in attendance, partially offset by an increase in in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance). Admission per capita decreased primarily due to the net impact of the admissions product mix, partially offset by the realization of higher prices in our admission products resulting from our strategic pricing efforts when compared to the prior year quarter. In park per capita spending improved primarily due to pricing initiatives, partially offset by factors including weather, the admissions product mix, closures and disruption related to construction delays at certain in park locations when compared to the third quarter of 2022. Adjusted EBITDA was impacted primarily by a decrease in revenue.

	Three Months Ended September 30,		Change
	2023	2022	%
(In millions, except per share and per capita amounts)
Total revenues	$548.2	$565.2	(3.0%)
Net income	$123.6	$134.6	(8.2%)
Earnings per share, diluted	$1.92	$1.99	(3.5%)
Adjusted EBITDA	$266.4	$274.2	(2.8%)
Net cash provided by operating activities	$163.6	$169.2	(3.4%)
Attendance	7.1	7.3	(2.8%)
Total revenue per capita	$76.90	$77.05	(0.2%)
Admission per capita	$42.05	$42.75	(1.6%)
In-Park per capita spending	$34.85	$34.30	1.6%

First Nine Months 2023 Results

In the first nine months of 2023, the Company hosted approximately 16.6 million guests, generated total revenues of $1,337.6 million, net income of $194.1 million and Adjusted EBITDA of $563.1 million. Attendance decreased approximately 356,000 guests when compared to the first nine months of 2022. The decrease in attendance was primarily due to significantly adverse weather, including some combination of unusual heat, cold, rain and/or the fall-out from Canadian wildfires, across most of our markets, including during peak visitation periods.

The decrease in total revenue of $3.1 million compared to the first nine months of 2022 was primarily a result of a decline in attendance, partially offset by increases in admission per capita (defined as admissions revenue divided by total attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance). Admission per capita increased primarily due to the realization of higher prices in our admission products resulting from our strategic pricing efforts, which was partially offset by the impact of the admissions product mix when compared to the first nine months of 2022. In park per capita spending improved primarily due to pricing initiatives and an increase in revenue related to our international services agreements when compared to the first nine months of 2022, partially offset by factors including weather, the admissions product mix, closures and disruption related to construction delays at certain in park locations. Adjusted EBITDA was negatively impacted primarily due to increased labor related costs and a decrease in revenue.

	Nine Months Ended September 30,		Change
	2023	2022	%
(In millions, except per share and per capita amounts)
Total revenues	$1,337.6	$1,340.7	(0.2%)
Net income	$194.1	$242.2	(19.8%)
Earnings per share, diluted	$3.01	$3.36	(10.4%)
Adjusted EBITDA	$563.1	$574.6	(2.0%)
Net cash provided by operating activities	$398.5	$468.9	(15.0%)
Attendance	16.6	17.0	(2.1%)
Total revenue per capita	$80.36	$78.86	1.9%
Admission per capita	$44.07	$43.52	1.3%
In-Park per capita spending	$36.29	$35.34	2.7%

Share Repurchases

During the third quarter, the Company repurchased 78,750 shares for an aggregate total of approximately $3.9 million, leaving approximately $38.5 million remaining under the Share Repurchase Program as of September 30, 2023.

Rescue Efforts

In the third quarter of 2023, the Company came to the aid of 56 animals in need in the wild. The total number of animals the Company has helped over its history is more than 40,000.

The Company is one of the largest marine animal rescue organizations in the world. Working in partnership with state, local and federal agencies, the Company’s rescue teams are on call 24 hours a day, seven days a week, 365 days a year. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel hundreds of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company’s expert care, with the goal of returning them to their natural habitat. It’s parks also provide long term care to animals deemed by wildlife authorities as unable to survive on their own and for animals seized from wildlife trafficking.

Conference Call

The Company will hold a conference call today, Wednesday, November 8, 2023, at 9 a.m. Eastern Time to discuss its third quarter and first nine months of fiscal 2023 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on November 8, 2023, under the "Events & Presentations" tab of www.SeaWorldInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on November 8, 2023, through 11:59 p.m. Eastern Time on November 15, 2023, by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 2663472.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

This earnings release includes several key performance metrics including total revenue per capita (defined as total revenue divided by attendance), admission per capita (defined as admissions revenue divided by attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by attendance). These performance metrics are used by management to assess the operating performance of its parks on a per attendee basis and to make strategic operating decisions. Management believes the presentation of these performance metrics is useful and relevant for investors as it provides investors the ability to review financial performance in the same manner as management and provides investors with a consistent methodology to analyze revenue between periods on a per attendee basis. In addition, investors, lenders, financial analysts and rating agencies have historically used similar per-capita related performance metrics to evaluate companies in the industry.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped over 40,000 animals in need over the Company’s history. SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence, including any unfavorable impacts from Federal Reserve interest rate actions and inflation which may influence discretionary spending, unemployment or the overall economy; various factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, labor shortages, inflationary pressures, supply chain delays or shortages, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, adverse general economic related factors including increasing interest rates, economic uncertainty, and recent geopolitical events outside of the United States, and governmental actions; failure to hire and/or retain employees; increased labor costs, including minimum wage increases, and employee health and welfare benefit costs; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, guests and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry and/or zoological facilities; a significant portion of the Company’s revenues have historically been generated in the States of Florida, California and Virginia, and any risks affecting such markets, such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; technology interruptions or failures that impair access to the Company’s websites and/or information technology systems; cyber security risks to the Company or the Company third-party service providers, failure to maintain or protect the integrity of internal, employee or guest data, and/or failure to abide by the evolving cyber security regulatory environment; inability to compete effectively in the highly competitive theme park industry; interactions between animals and the Company’s employees and it’s guests at attractions at the Company’s theme parks; animal exposure to infectious disease; high fixed cost structure of theme park operations; seasonal fluctuations in operating results; changing consumer tastes and preferences; inability to remediate an identified material weakness on a timely basis; inability to grow the Company’s business or fund theme park capital expenditures; inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; the effects of the global Coronavirus (“COVID-19”) pandemic, or any related mutations of the virus on the Company’s business and the economy in general; adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; unionization activities and/or labor disputes; inability to maintain certain commercial licenses; restrictions in the Company’s debt agreements limiting flexibility in operating the Company’s business; inability to retain the Company’s current credit ratings; the Company’s leverage and interest rate risk; the ability of Hill Path Capital LP and its affiliates to significantly influence the Company’s decisions and their interests may conflict with the Company or yours in the future; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions, construction delays or impacts of supply chain disruptions on existing or new rides and attractions; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; tariffs or other trade restrictions; actions of activist stockholders; the policies of the U.S. President and his administration or any changes to tax laws; changes or declines in the Company’s stock price, as well as the risk that securities analysts could downgrade the Company’s stock or the Company’s sector; risks associated with the Company’s capital allocation plans and share repurchases, including the risk that the Company’s share repurchase program could increase volatility and fail to enhance stockholder value and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Investor Relations

Investors@SeaWorld.com

Media:

Lisa Cradit

SVP – Head of Communications

(646) 245-2476

Lisa.cradit@seaworld.com

Libby Panke

FleishmanHillard

(314) 719-7521

Libby.Panke@fleishman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2023	2022	$	%	2023	2022	$	%
Net revenues:
Admissions	$299,785	$313,574	$(13,789)	(4.4%)	$733,542	$739,941	$(6,399)	(0.9%)
Food, merchandise and other	248,462	251,633	(3,171)	(1.3%)	604,080	600,776	3,304	0.5%
Total revenues	548,247	565,207	(16,960)	(3.0%)	1,337,622	1,340,717	(3,095)	(0.2%)
Costs and expenses:
Cost of food, merchandise and other revenues	40,431	41,385	(954)	(2.3%)	101,862	105,943	(4,081)	(3.9%)
Operating expenses (exclusive of depreciation and amortization shown separately below)	205,808	215,899	(10,091)	(4.7%)	574,210	559,320	14,890	2.7%
Selling, general and administrative expenses	59,705	53,082	6,623	12.5%	176,152	155,299	20,853	13.4%
Severance and other separation costs (a)	(139)	—	(139)	NM	521	113	408	NM
Depreciation and amortization	39,171	37,216	1,955	5.3%	114,396	114,379	17	0.0%
Total costs and expenses	344,976	347,582	(2,606)	(0.7%)	967,141	935,054	32,087	3.4%
Operating income	203,271	217,625	(14,354)	(6.6%)	370,481	405,663	(35,182)	(8.7%)
Other (income) expense, net	(21)	(66)	45	68.2%	20	(110)	130	NM
Interest expense	37,052	30,556	6,496	21.3%	110,407	82,736	27,671	33.4%
Income before income taxes	166,240	187,135	(20,895)	(11.2%)	260,054	323,037	(62,983)	(19.5%)
Provision for income taxes	42,685	52,578	(9,893)	(18.8%)	65,911	80,857	(14,946)	(18.5%)
Net income	$123,555	$134,557	$(11,002)	(8.2%)	$194,143	$242,180	$(48,037)	(19.8%)
Earnings per share:
Earnings per share, basic	$1.93	$2.00			$3.04	$3.39
Earnings per share, diluted	$1.92	$1.99			$3.01	$3.36

Weighted average common shares outstanding:
Basic	63,954	67,176			63,955	71,450
Diluted (b)	64,319	67,569			64,425	72,130

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended September 30,		Change	For the Nine Months Ended September 30,		Change	Last Twelve Months Ended September 30,
	2023	2022	#	2023	2022	#	2023
Net income	$123,555	$134,557	$(11,002)	$194,143	$242,180	$(48,037)	$243,153
Provision for income taxes	42,685	52,578	(9,893)	65,911	80,857	(14,946)	83,937
Interest expense	37,052	30,556	6,496	110,407	82,736	27,671	145,172
Depreciation and amortization	39,171	37,216	1,955	114,396	114,379	17	152,637
Equity-based compensation expense (c)	4,644	4,472	172	13,715	15,554	(1,839)	17,918
Loss on impairment or disposal of assets and certain non-cash expenses (d)	8,723	3,540	5,183	22,985	12,555	10,430	24,648
Business optimization, development and strategic initiative costs (e)	6,662	4,656	2,006	28,191	14,050	14,141	33,987
Certain investment costs and other taxes	1,147	53	1,094	1,309	1,053	256	1,384
COVID-19 related incremental costs (f)	1,092	4,957	(3,865)	8,760	5,930	2,830	9,519
Other adjusting items (g)	1,666	1,598	68	3,239	5,275	(2,036)	4,377
Adjusted EBITDA (h)	$266,397	$274,183	$(7,786)	$563,056	$574,569	$(11,513)	$716,732
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (i)							25,200
Other adjustments as defined in the Debt Agreements (j)							6,522
Covenant Adjusted EBITDA (k)							$748,454

	For the Three Months Ended September 30,		Change	For the Nine Months Ended September 30,		Change
	2023	2022	#	2023	2022	#
Net cash provided by operating activities	$163,556	$169,240	$(5,684)	$398,457	$468,874	$(70,417)
Capital expenditures	88,631	49,681	38,950	234,218	150,729	83,489
Free Cash Flow (l)	$74,925	$119,559	$(44,634)	$164,239	$318,145	$(153,906)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of September 30, 2023	As of December 31, 2022
Cash and cash equivalents	$215,226	$79,196
Total assets	$2,575,542	$2,325,787
Deferred revenue	$161,082	$169,535
Long-term debt, including current maturities:
Term B Loans	1,176,000	1,185,000
Senior Notes	725,000	725,000
First-Priority Senior Secured Notes	227,500	227,500
Total long-term debt, including current maturities	$2,128,500	$2,137,500
Total stockholders’ deficit	$(252,396)	$(437,664)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Nine Months Ended September 30,		Change
	2023	2022	$	%
Capital Expenditures:
Core (m)	$156,060	$100,197	$55,863	55.8%
Expansion/ROI projects (n)	78,158	50,532	27,626	54.7%
Capital expenditures, total	$234,218	$150,729	$83,489	55.4%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2023	2022	#	%	2023	2022	#	%
Attendance	7,129	7,336	(207)	(2.8%)	16,646	17,002	(356)	(2.1%)
Total revenue per capita (o)	$76.90	$77.05	$(0.15)	(0.2%)	$80.36	$78.86	$1.50	1.9%
Admission per capita (p)	$42.05	$42.75	$(0.70)	(1.6%)	$44.07	$43.52	$0.55	1.3%
In-Park per capita spending (q)	$34.85	$34.30	$0.55	1.6%	$36.29	$35.34	$0.95	2.7%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs and/or adjustments.

(b) During the three and nine months ended September 30, 2023, there were approximately 491,000 and 424,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three and nine months ended September 30, 2022, there were approximately 328,000 and 246,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively.

(c) Reflects non-cash equity compensation expenses and related payroll taxes associated with the grants of equity-based compensation.

(d) Reflects primarily non-cash self-insurance reserve adjustments of: (i) approximately $4.8 million for the three months ended September 30, 2023; (ii) approximately $11.8 million for the nine and twelve months ended September 30, 2023, respectively; and (iii) approximately $2.6 million and $6.5 million for the three and nine months ended September 30, 2022, respectively. Also includes non-cash expenses related to miscellaneous fixed asset disposals including asset write-offs and costs, including approximately $4.5 million for the three months ended September 30, 2023 and $6.5 million for the nine and twelve months ended September 30, 2023 in disposals associated with certain rides and equipment which were removed from service.

(e) For the three, nine, and twelve months ended September 30, 2023, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $3.1 million, $17.1 million, and $19.3 million, respectively of third-party consulting costs and

(ii) $3.6 million, $9.7 million, and $12.9 million, respectively of other business optimization costs and strategic initiative costs. For the three and nine months ended September 30, 2022, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $2.5 million and $7.6 million, respectively of third-party consulting costs and (ii) $1.8 million and $5.6 million, respectively of other business optimization costs and strategic initiative costs.

(f) For the three, nine, and twelve months ended September 30, 2023, primarily reflects costs associated with certain legal matters, nonrecurring contractual liabilities and respective assessments related to the previously disclosed temporary COVID-19 park closures. For the three and nine months ended September 30, 2022, includes approximately $4.1 million of certain legal matters related to the temporary COVID-19 park closures.

(g) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain matters, which the Company is permitted to exclude under the credit agreement governing the Company's Senior Secured Credit Facilities due to the unusual nature of the items. For the nine months ended September 30, 2022, includes $3.6 million related to a legal settlement.

(h)Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(i) The Company’s Debt Agreements permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives. These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net income.

(j) The Debt Agreements permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined above, for the last twelve-month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any.

(k) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (i) and (j) above.

(l) Free Cash Flow is defined as net cash provided by operating activities less capital expenditures.

(m) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(n) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(o) Calculated as total revenues divided by attendance.

(p) Calculated as admissions revenue divided by attendance.

(q) Calculated as food, merchandise and other revenue divided by attendance.